Exhibit 16.1

                   RESPONSE TECHNOLOGIES, INC. APPROVAL OF
                  KPMG PEAT MARWICK AS INDEPENDENT AUDITORS


The following was contained in the Response Technologies, Inc. proxy statement dated May 10, 1993 pursuant to Item 304 of Regulation S-K.

"The Board of Directors has appointed KPMG Peat Marwick ("Peat") as independent auditors of the Company for the fiscal year ended December 31, 1993, subject to approval by the shareholders. Effective April 16, 1993, the Company decided not to rehire its prior certifying accountants, Ernst & Young ("E&Y") and retained as its new certifying accountants, Peat. The decision to change accountants was approved by the Company's Audit Committee and the Board of Directors.

E&Y has served as the Company's independent auditors since 1984. While the Company feels that it has always maintained an excellent relationship with E&Y, the Company decided to change to Peat because Peat is Seafield's independent auditors.

E&Y's report on the Company's statements during the year ended and eight month
period ended December 31, 1992 and 1991, respectively, and the   year   ended
April 30, 1991 contained no adverse opinion or a disclaimer of opinions, and was not qualified as to uncertainty, audit scope or accounting principles. No opinion was obtained on any subsequent interim periods preceding the effective date. During the year ended and eight month period ended December 31, 1992 and 1991, respectively, and the year ended April 30, 1991 and the subsequent interim period, there were no disagreements between the Company and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

None of the "reportable events" described in Item 304(a)(1)(v) occurred with respect to the Company within the year ended December 31, 1992, the eight month period ended December 31, 1991, and the year ended April 30, 1991, and the subsequent interim period.

During the year ended and eight month period ended December 31, 1992 and 1991, respectively and the year ended April 30, 1991 and the subsequent interim period, the Company did not consult Peat regarding any of the matters or events set forth in Item 304 (a)(2)(i) or (ii) of Regulation S-K."